Exhibit (a)(6)





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                                                    PRESS RELEASE
                                                    FOR IMMEDIATE RELEASE



MacKenzie Patterson, Inc.,
1640 School Street
Moraga, California 94556

                                 August 15, 2000

Offer for units of limited partnership interest ("Units") in SECURED INCOME L.P., an Delaware limited partnership(the "Partnership"), extended through September 1, 2000 and purchase price increased to $20.25 per Unit

     MP INCOME FUND 11, L.P.; MP INCOME FUND 12, LLC; MP INCOME FUND 14, LLC; MP INCOME FUND 15, LLC; MP INCOME FUND 16, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS III, LTD.; ACCELERATED HIGH YIELD GROWTH FUND II, LTD.; ACCELERATED HIGH YIELD INSTITUTIONAL FUND I, LTD.; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; ACCELERATED HIGH YIELD PENSION INVESTORS, LTD.; ACCELERATED HIGH YIELD INCOME FUND I, LTD.; ACCELERATED HIGH YIELD INCOME FUND II, LTD.; PREVIOUSLY OWNED MORTGAGE PARTNERSHIPS INCOME FUND 3; PREVIOUSLY OWNED PARTNERSHIPS INCOME FUND; MP-DEWAAY FUND, LLC; SPECIFIED INCOME FUND, A CALIFORNIA LIMITED PARTNERSHIP; MACKENZIE PATTERSON SPECIAL FUND 5, LLC; MP FALCON GROWTH FUND, LLC; MP FALCON FUND, LLC; MP VALUE FUND 5, LLC; MP VALUE FUND 6, LLC; MACKENZIE PATTERSON SPECIAL FUND 3, LLC; and MACKENZIE FUND VI, A CALIFORNIA LIMITED PARTNERSHIP (collectively the "Purchasers") have extended the expiration date for their tender offer to purchase up to 330,000 Units of the Partnership through September 1, 2000, and have increased the purchase price to $20.25 per Unit, less the amount of any distributions declared or made with respect to the Units between July 14, 2000 and September 1, 2000, or such other date to which this Offer may be further extended.

         As of August 15, 2000, 2,914 Units had been tendered to the bidders by security holders and not withdrawn.

         For further information, contact Christine Simpson at the above address.